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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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

(In thousands, except per share data)

                                     Three Months Ended      Nine Months Ended
                                        September 30           September 30
                                     -------------------    -------------------
                                        1994        1993        1994       1993
                                     --------   --------    --------   --------
Primary:
  Average shares outstanding          118,466    119,024     117,212    118,896
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options           970      1,056         936      1,183
                                     --------   --------    --------   --------
    Primary average shares            119,436    120,080     118,148    120,079
                                     ========   ========    ========   ========

Net income                           $100,604   $ 83,696    $290,645   $250,548
Less preferred stock dividends              -          -           -         42
                                     --------   --------    --------   --------
Income applicable to common
  stock                              $100,604   $ 83,696    $290,645   $250,506
                                     ========   ========    ========   ========
Primary net income per share            $0.84      $0.70       $2.46      $2.09

Fully diluted:
  Average shares outstanding          118,466    119,024     117,212    118,896
  Common stock equivalents:
    Net effect of the assumed
      exercise of stock options           971      1,057         940      1,184
    Average shares reserved for
      conversion of convertible
      debt                                  -         26           -        222
                                     --------   --------    --------   --------
    Fully diluted average shares      119,437    120,107     118,152    120,302
                                     ========   ========    ========   ========

Net income                           $100,604   $ 83,696    $290,645   $250,548
Less preferred stock dividends              -          -           -         42
                                     --------   --------    --------   --------
Income applicable to common
  stock                              $100,604   $ 83,696    $290,645   $250,506
Interest on convertible debt
  less related income tax effect            -          -           -         86
                                     --------   --------    --------   --------
Net income applicable to common
  stock excluding above interest
  (net of income tax effect)         $100,604   $ 83,696    $290,645   $250,592
                                     ========   ========    ========   ========
Fully diluted net income
  per share                             $0.84      $0.70       $2.46      $2.08

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